Exhibit 99.1

News Release

General Inquiries: 877 847-0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
877.847.0009

Constellation Energy Partners Reports

Second Quarter 2009 Results

HOUSTON—(BUSINESS WIRE)—August 10, 2009—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported second quarter 2009 results.

The company produced 4,242 MMcfe for the second quarter 2009, resulting in Adjusted EBITDA of $17.0 million. During the quarter, the company completed 30 net wells and 1 net recompletion with total capital spending of $6.2 million. The company finished the quarter with one well in progress. Operating expenses, which include lease operating expenses, production taxes and general and administrative expenses, totaled $13.2 million for the quarter.

On a GAAP basis for the second quarter 2009, the company reported a loss of $16.7 million, which includes a net loss from mark-to-market activities of $12.1 million.

“We had a solid second quarter in our operations,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Average daily net production for the second quarter was 46.6 MMcfe, resulting in a daily average of 47.5 MMcfe for the six months ending June 2009, and operating costs averaged $3.10 per Mcfe during the quarter, resulting in an average of $3.28 per Mcfe for the same six month period. These results are in line with our forecast for 2009, and we’re pleased with the performance of our assets.”

Liquidity Update

As of June 30, 2009, outstanding debt under the company’s credit agreements totaled $220.0 million and the company had a cash balance of $16.8 million. The company’s current aggregate borrowing base is $225.0 million.

Financial Outlook for 2009

“We continue to face a challenging operating environment due to distress in the financial markets and weakness in the price of natural gas,” said Brunner. “These conditions will likely lead to continuing pressure on our borrowing base, which has caused us to shift priorities such that debt reduction has become our primary focus for the remainder of this year.”

The company’s 2009 business plan and forecast, announced in December 2008, calls for total capital spending to range between $28.0 million and $33.0 million. Total capital spending of $22.8 million for the six months ending June 2009 has resulted in the completion of 77 net wells for the year to date. The company expects to complete the one additional well that was in progress at June 30, which would result in 78 net wells in 2009. The company currently anticipates capital spending for the entire year to come in below forecast at between $23 million and $25 million.

Net production is forecast to range between 17.0 and 18.5 Bcfe for 2009. Based on the mix of wells completed for the year to date and capital spending plans for the remainder of the year, the company anticipates that full year production will be at the low end of this range. Operating expenses for 2009 are forecast to range between $57.5 million to $63.5 million, and the company anticipates it will finish the year in this range.

The company has hedged approximately 13.5 Bcfe of its estimated net production for 2009, including 9.7 Bcfe of its Mid-Continent production hedged at an average price of $7.54 per Mcfe and 3.8 Bcfe of its additional production hedged at an average price of $8.52 per Mcfe. Included in these totals for 2009 are hedges on 4.6 Bcfe of the company’s Mid-Continent production for the balance of the year at an average price of $7.45 per Mcfe and an additional 1.9 Bcfe of production for the balance of the year at an average price of $8.41 per Mcfe. The remainder of the company’s production for 2009 is subject to market conditions and pricing.

During the second quarter 2009, the company discontinued hedge accounting on all existing commodity derivatives and now accounts for derivatives using the mark-to-market accounting method. As a result, the company will recognize all future changes in the fair value of its derivatives as gains and losses in earnings.

Distribution Outlook

Under the terms of the company’s credit agreements, no distributions to unitholders may be made if the borrowings outstanding under the credit agreements exceed 90% of the borrowing base. The company’s lenders completed a semi-annual borrowing base redetermination process in June 2009 which resulted in the company’s borrowing base being lowered from $265 million to its current level of $225 million and caused the company’s outstanding borrowings to exceed the 90% threshold. As a result, management previously announced a temporary suspension of quarterly cash distributions to its common (or Class B) and Class A unitholders effective June 26, 2009. Management will continue to evaluate the company’s quarterly distribution, taking into account debt levels, liquidity, the provisions of the company’s credit and operating agreements, and business plans. The company currently anticipates that distributions will remain suspended until after such time that debt levels are reduced and market conditions again warrant resumption of capital spending at maintenance levels. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Tuesday, August 11, 2009 to discuss second quarter 2009 results.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 889-1048 shortly before 8:30 a.m. (CDT). The international phone number is (773) 756-0202. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 499-4561 or (203) 369-1806 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its second quarter 2009 Form 10-Q on or about August 10, 2009.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; accretion of asset retirement obligation; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
Net Production:
Total production (MMcfe)	4,242		4,422		8,606		8,465
Average daily production (Mcfe/day)	46,615		48,593		47,547		46,511

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$7.09	(a)	$8.31	(a)	$7.22	(a)	$7.92	(a)
Net realized price, excluding hedges	$3.02	(b)	$9.91	(b)	$3.50	(b)	$8.82	(b)

(a) Excludes impact of mark-to-market losses and net of cost of sales. (b) Excludes all hedges, the impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	30		21		60		50
Net Recompletions	1		7		17		18
Developmental Dry Holes	—		—		1		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009		2008
	($ in thousands)		($ in thousands)

Oil and gas sales	$30,698	$38,994	$63,560		$70,419
Gain/(Loss) from mark-to-market activities	(12,134)	(15,033)	7,197		(17,989)

Total Revenues	18,564	23,961	70,757		52,430

Operating expenses:
Lease operating expenses	8,289	9,209	17,074		18,273
Cost of sales	612	2,239	1,444		3,387
Production taxes	560	2,885	1,530		4,550
General and administrative	4,311	3,787	9,647		7,122
(Gain)/Loss on sale of equipment	(3)	—	14		(211)
Depreciation, depletion and amortization	18,195	11,489	32,629		21,022
Accretion expense	56	101	157		202

Total operating expenses	32,020	29,710	62,495		54,345

Other expenses:
Interest (income) expense, net	3,278	3,059	6,119		5,378
Other (income) expense	10	(18)	(47)		(4)

Total expenses	35,308	32,751	68,567		59,719

Net income (loss)	$(16,744)	$(8,790)	$2,190		$(7,289)

Adjusted EBITDA	$17,000	$20,539	$34,331		$38,050

EPS—Basic	$(0.74)	$(0.39)	$0.10		$(0.33)
EPS—Basic Units Outstanding	22,500,701	22,362,357	22,443,699		22,358,729

EPS—Diluted	$(0.74)	$(0.39)	$0.10	(a)	$(0.33)
EPS—Diluted Units Outstanding	22,500,701	22,362,357	22,443,699		22,358,729

(a)	We have also issued 1,003,573 notional units that earn distributions under certain circumstances. These notional units will convert into restricted common units upon approval by our unitholders. Had these units been included in our diluted EPS calculations for the six months ended June 30, 2009, our total diluted units would be 23,447,272 and our EPS would have been $0.09 per unit.

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	June 30, 2009	Dec. 31, 2008
	($ in thousands)

Current assets	$62,893	$52,231
Natural gas properties, net of accumulated depreciation, depletion and amortization	652,075	662,519
Other assets	41,870	44,099

Total assets	$756,838	$758,849

Current liabilities	$16,873	$19,506
Debt	220,000	212,500
Other long-term liabilities	6,999	6,754

Total liabilities	243,872	238,760

Class D Interests	6,667	6,667

Common members’ equity	459,813	463,295
Accumulated other comprehensive income	46,486	50,127

Total members’ equity	506,299	513,422

Total liabilities and members’ equity	$756,838	$758,849

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	($ in thousands)		($ in thousands)

Reconciliation of Net Income to
Adjusted EBITDA :
Net income	$(16,744)	$(8,790)	$2,190	$(7,289)
Add:
Interest expense/(income), net	3,278	3,059	6,119	5,378
Depreciation, depletion and amortization	18,195	11,489	32,629	21,022
Accretion of asset retirement obligation	56	101	157	202
(Gain)/Loss on sale of asset	(3)	—	14	(211)
Loss from mark-to-market activities	12,134	15,033	(7,197)	17,989
Unit-based compensation programs	84	57	152	155
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	(410)	267	804

Adjusted EBITDA (1)	$17,000	$20,539	$34,331	$38,050

	Three Months Ended Mar. 31,
	2009	2008
	($ in thousands)

Reconciliation of Net Income to
Adjusted EBITDA :
Net income	$18,933	$1,501
Add:
Interest expense/(income), net	2,841	2,319
Depreciation, depletion and amortization	14,434	9,533
Accretion of asset retirement obligation	102	101
(Gain)/Loss on sale of asset	17	(211)
Loss from mark-to-market activities	(19,331)	2,956
Unit-based compensation programs	68	98
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	267	1,214

Adjusted EBITDA (1)	$17,331	$17,511

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	impairment of long-lived assets;

•	(gain) loss on sale of assets;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	accretion of asset retirement obligation;

•	unrealized (gain) loss on natural gas derivatives; and

•	realized loss (gain) on cancelled natural gas derivatives.